Exhibit (a)(1)(i)

                                PMC-SIERRA, INC.
          OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS
                                 August 27, 2002

         This offer to exchange (the "Offer") and the right to withdraw from this Offer expire at 9:00 p.m., Pacific Daylight Time, on September 25, 2002, unless we extend the Offer.

         This document constitutes part of a prospectus relating to PMC-Sierra's 1994 Incentive Stock Plan and 2001 Stock Option Plan covering securities that have been registered under the Securities Act of 1933.

                          ----------------------------

         PMC-Sierra, Inc. ("PMC," "we" or "us") is offering eligible persons the opportunity to exchange certain outstanding, unexercised options to purchase shares of PMC common stock with exercise prices greater than or equal to $8.00 per share for new options that PMC will grant under its 1994 Incentive Stock Plan (the "1994 Stock Plan") or 2001 Stock Option Plan (the "2001 Stock Plan").

         "Eligible persons" are all holders of stock options eligible to be tendered pursuant to this Offer who hold their options as of the date this Offer commences and through the date the tendered options are cancelled, except non-employee members of the Boards of Directors of PMC and our subsidiaries.

         Eligible persons who are not one of the "Senior Officers" of PMC listed on Schedule A may exchange options with exercise prices greater than or equal to $8.00 per share that were granted from January 1, 1999 to August 26, 2002. Senior Officers may only exchange all unexercised options with exercise prices greater than or equal to $8.00 per share that were granted from December 1, 1999 to December 31, 2001.

         If you elect to exchange an option with an exercise price per share of greater than or equal to $8.00 and less than $60.00, you will receive a new option to purchase a number of PMC shares equal to the number of unexercised shares subject to the old option you are tendering. If you elect to exchange an option with an exercise price per share equal to or greater than $60.00, you will receive a new option to purchase a number of PMC shares equal to one share for each four unexercised shares subject to the old option you are tendering, rounded down to the nearest whole share.

         Eligible persons who are not Senior Officers may only tender options for all or none of the outstanding, unexercised shares subject to an individual option grant. If you participate in this Offer, you must tender all options granted to you from February 26, 2002 until the date the tendered options are cancelled.

         Subject to the terms and conditions of this Offer, we will grant the new options no earlier than the date that is six months and one day after the date we cancel the options accepted for exchange, and no later than April 30, 2003 (the "New Option Grant Period"). This Offer is currently scheduled to expire at 9:00 p.m., Pacific Daylight Time, on September 25, 2002 (the "Expiration Date"), and we expect to cancel options on September 26, 2002, or as soon as possible thereafter (the "Cancellation Date"). The Offer commenced on August 27, 2002 (the "Commencement Date").

         The exercise price per share of the new options will be the fair market value of PMC common stock on the date of grant, as determined by the closing price of our common stock reported by the Nasdaq National Market on the date of grant. Each new option will be subject to a new vesting schedule which we describe on page 27.

         This Offer is not conditioned on a minimum number of options being tendered. Participation in the Offer is voluntary. The Offer is subject to conditions that we describe in Section 7 of this Offer.

         Although PMC's Board of Directors has approved making this Offer, neither PMC nor the Board of Directors makes any recommendation as to whether you should tender or not tender your options for exchange. Read all the enclosed documents carefully, especially "Certain Risks of Participating in the Offer" on pages 9 through 13. You must evaluate the risks associated with the Offer and make your own decision whether or not to tender your options.

         PMC common stock trades on the Nasdaq National Market under the symbol "PMCS." On August 26, 2002, the closing price of our common stock reported on the Nasdaq National Market was $8.29 per share. We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options.

         You should direct questions about the mechanics of this Offer or requests for additional copies of the documents relating to this Offer to Glen Kayll, Treasurer, PMC-Sierra, telephone (408) 988-7717 or (604) 415-6162, or e-mail treasurer@pmc-sierra.com. For questions regarding the financial or tax implications of this Offer, you should contact your own financial and tax advisors.

         See pages 17 through 19 for instructions on how to tender your options.

         This Offer has not been approved or disapproved by the Securities and Exchange Commission (the "SEC"), any state securities commission, or any similar foreign securities regulatory authority, nor has the SEC, any state securities commission, or any similar foreign securities regulatory authority passed upon the accuracy or adequacy of the information contained in this Offer. Any representation to the contrary is a criminal offense.

         We are not making this Offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws, rules, regulations or policies of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this Offer to option holders in any of these jurisdictions.

         We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your options through the Offer. You should rely only on the information in this document or in documents to which we refer. We have not authorized any third party to give you any information or to make any representation in connection with the Offer.

                                TABLE OF CONTENTS

                                                                           Page
SUMMARY TERM SHEET

CERTAIN RISKS OF PARTICIPATING IN THE OFFER

THE OFFER

1.       Eligibility.........................................................14

2.       Number of options; expiration date..................................14

3.       Purpose of the Offer................................................15

4.       Procedures for tendering options....................................17

5.       Withdrawal rights and change of election............................18

6.       Acceptance of options for exchange and issuance of new options......20

7.       Conditions of the Offer.............................................21

8.       Price range of shares underlying the options........................23

9.       Source and amount of consideration; terms of new options............24

10.      Information concerning PMC-Sierra, Inc..............................28

11.      Interests of directors and officers; transactions and
         arrangements concerning the options.................................29

12.      Status of options acquired by us in the Offer; accounting
         consequences of the Offer...........................................29

13.      Legal matters; regulatory approvals.................................30

14.      Material U.S. federal income tax consequences.......................30

15.      Material  income  tax  consequences  and  certain  other
         considerations  for  employees  who are tax residents outside of the United States................................................32

16.      Extension of Offer; termination; amendment..........................39

17.      Fees and expenses...................................................40

18.      Additional information..............................................40

19.      Financial information...............................................41

20.      Miscellaneous.......................................................41


SCHEDULE A   Information  Concerning  the  Directors,  Executive  Officers and
             Other        Senior         Officers        of        PMC-Sierra,
             Inc.............................................................A-1


SCHEDULE B   Beneficial Ownership Table .....................................A-2

                                                               Exhibit (a)(1)(i)


                               SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about this Offer. We urge you to read carefully this Offer because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer and the accompanying documents. We have included in this summary page references to the remainder of this Offer where you can find a more complete description of the topics addressed in this summary.

Q1.      What securities is PMC offering to exchange?

         We are offering to exchange outstanding, unexercised options to purchase shares of PMC common stock with exercise prices greater than or equal to $8.00 per share issued under our 1994 Stock Plan, our 2001 Stock Plan, and assumed by PMC in connection with prior acquisitions, in return for new options we will grant under the 1994 Stock Plan or the 2001 Stock Plan. Eligible persons who are not Senior Officers may exchange unexercised options with exercise prices greater than or equal to $8.00 per share that were granted from January 1, 1999 to August 26, 2002. Senior Officers may only exchange all unexercised options with exercise prices greater than or equal to $8.00 per share that were granted from December 1, 1999 to December 31, 2001. (Page 14)

Q2.      Who is eligible to participate?

         You are eligible to participate if you hold one or more options issued under the 1994 Stock Plan or 2001 Stock Plan or assumed by PMC in connection with prior acquisitions as of the Commencement Date and are not a non-employee director of PMC or one of its subsidiaries and remain an eligible person through the Cancellation Date. In order to receive a new option, you must have had option(s) cancelled in accordance with this Offer and be either an employee of or providing services under contract to PMC, one of our subsidiaries or a successor entity on the date the new options are granted. (Page 14)

Q3.      May eligible persons outside the United States and Canada participate?

         Eligible persons outside the United States and Canada may participate. The tender of your existing options for cancellation in exchange for the grant of new options may be a taxable event in certain countries outside the United States. See Section 15 of this Offer and consult your own financial and tax advisors. (Pages 32 through 39)

Q4. Are there any eligibility requirements that I must satisfy after the expiration date of the Offer to receive the new options?

         In order to receive a new option, you must have had option(s) cancelled in accordance with this Offer and be either an employee of or providing services under contract to PMC, one of our subsidiaries or a successor entity on the date the new options are granted. (Page 14)

Q5.      Why is PMC making the Offer?

         We believe that holding stock options aligns employee and stockholder interests and motivates high levels of performance. The Offer provides an additional incentive for eligible persons to stay with PMC. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options do not provide adequate incentives because the exercise prices of the options exceed our current market price. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of the shares on the grant date, we intend to provide eligible persons with the benefit of owning options that over time may have a greater potential to increase in value. We believe this will create better performance incentives for eligible persons and thereby enhance stockholder value. (Page 15)

Q6.      What are the conditions to the Offer?

         The conditions are described in Section 7 of this Offer. This Offer is not conditioned on a minimum number of options being tendered. Participation in this Offer is voluntary. (Page 21)

Q7. May shares of PMC restricted stock (often referred to as "83(b) shares"), warrants to purchase PMC stock or other securities of PMC be tendered for exchange?

         No. Shares of PMC that have already been purchased, whether vested or unvested, warrants to purchase PMC stock, and any other PMC securities (other than unexercised stock options) are not eligible to be tendered for exchange.

Q8. How many new options will I receive in exchange for my tendered options?

         * Tendered options with an exercise price per share below $60.00 will be exchanged on a one new share-for-one old share basis.

         * Tendered options with an exercise price per share equal to or above $60.00 will be exchanged on a one new share-for-four old shares basis.

           (Page 14)

Q9.      When will I receive my new options?

         The Board of Directors of PMC intends to grant the new options no earlier than the date that is six months and one day after the Cancellation Date, and no later than April 30, 2003. You must execute a new option agreement before receiving your new option. (Page 14)

Q10. If I tender options in the Offer, will I be eligible to receive other option grants before six months and one day after the date my old options are cancelled.

         No. If we accept options you tender in the Offer, we will defer the grant to you of any other options until at least six months and one day after the Cancellation Date. (Page 14)

Q11.     Will I be required to give up all my rights to the cancelled options?

         Yes. Once we have accepted the options that you have tendered, your options will be cancelled and you will no longer have any rights under those options. (Page 20)

Q12.     What will the exercise price of the new options be?

         The exercise price per share of the new options will be the closing price of our common stock reported by the Nasdaq National Market on the date of grant. We cannot predict the exercise price of the new options. The new options may have a higher exercise price than some or all of your current options. (Pages 23 and 26)

Q13. If I choose to tender an option that is eligible for exchange, do I have to tender all the shares covered by that option?

         Yes. We are not accepting partial tenders of options. However, you may tender the remaining portion of an option that you have partially exercised. If you are an eligible person (who is not a Senior Officer), you may tender one or more of your options, but you may only tender all or none of the unexercised shares covered by each option.

         For example, if you hold (i) an option to purchase 1,000 shares at $40.00 per share, 700 of which you have already exercised, (ii) an option to purchase 1,000 shares at an exercise price of $50.00 per share and (iii) an option to purchase 2,000 shares at an exercise price of $60.00 per share, you may tender:

         o none of your options,

         o your first option covering 300 remaining unexercised shares,

         o your second option covering 1,000 shares,

         o your third option covering 2,000 shares,

         o all unexercised shares under any two of your three options, or

         o all unexercised shares under all three of your options.

         (Page 14)

         If you were granted two options on the same day in order to divide a grant into an incentive stock option and a nonstatutory stock option (as identified in your stock option agreements), you must tender either both or neither of those options.

         If you are a Senior Officer, you must tender for exchange either all or none of your unexercised options with exercise prices greater than or equal to $8.00 per share that were granted during the entire period from December 1, 1999 to December 31, 2001.

         If you decide to tender any of your options for exchange, then you must tender all of your options that were granted to you from February 26, 2002 until the Cancellation Date. For example, if you received an option grant in June 2001 and a grant in May 2002 and you wish to tender your June 2001 option grant, you also are required to tender your May 2002 option grant, if you wish to participate in the Offer. (Page 14)

Q14.     When will the new options vest?

         New options will vest as follows:

         Vesting for Eligible Persons who are not Senior Officers
         _________________________________________________________


                                          Percent of Shares         Vesting Period
         Grant Date                       Vested on Date New        on Unvested Portion
         of Old Option(s)                 Option is Granted         of New Grant
         ----------------                 -------------------       --------------------
         January - December 1999                 50%                1/24 monthly over next 24 months

         January - December 2000                 25%                1/24 monthly over next 24 months

         January - June 2001                     25%                1/30 monthly over next 30 months

         July - December 2001                    25%                1/36 monthly over next 36 months

         January - August 2002                   25%                1/42 monthly over next 42 months



         Vesting for Senior Officers
         ___________________________

                                          Percent of Shares         Vesting Period
         Grant Date                       Vested on Date New        on Unvested Portion
         of Old Option(s)                 Option is Granted         of New Grant
         ----------------                 -------------------       --------------------

         December 1999 -
         December 2001                           25%                1/48 monthly over next 48 months


         The vesting of any new options will cease if you are no longer an employee of or providing services to PMC or one of our subsidiaries. (Page 27)

Q15.     What if PMC is acquired by another company?

         It is possible that, prior to the grant of the new options, PMC might be acquired by another company. The Promise to Grant Stock Option(s) which we will provide to you promptly after the cancellation of any options you tender for exchange is a binding commitment, and any successor to PMC will be legally obligated by that commitment, subject to you meeting the conditions for receiving a new option. If PMC is acquired by another company for stock before the new options are granted, any new stock options you receive would be for the purchase of the acquiring company's stock (as opposed to PMC's) based on the exchange ratio in the acquisition, with an exercise price equal to the fair market value of the acquiring company's stock on the grant date of the new options, subject to you meeting the conditions for receiving the new options. If PMC is acquired by another company solely for cash, the treatment of the options would be similar to a stock acquisition, however the number of shares subject to the new options that you would receive would be based on the number of shares of the acquiring company's stock that you would have been able to purchase if you had received the cash paid to PMC's stockholders for all of the shares subject to your cancelled options. If PMC is acquired by another company whose stock is not publicly traded, then any new stock options granted by the private company would likely be exercisable for stock that is not publicly traded which would be difficult to sell. Depending on the structure of the transaction, an acquisition of PMC could potentially result in a greater financial benefit for those option holders who opted not to participate in this Offer and who instead retained their original options. (Pages 20 to 21)

         If we are acquired by another company, that company may decide to terminate some or all of our eligible persons before granting new options, which would mean that you would not receive the new option or any other consideration for the options that were cancelled. (Page 10)

Q16.     Are there circumstances where I would not be granted new options?

         Yes. If, for any reason, you are no longer either an employee of or providing services under contract to PMC, one of our subsidiaries or a successor entity on the date we grant new options, you will not receive any new options. (Page 20)

         Even if we accept your tendered options, we will not grant new options to you if we are prohibited by applicable laws, rules, regulations or policies from doing so. (Page 30)

Q17. What happens to options that I choose not to tender or that are not accepted for exchange?

         Options that are eligible for exchange that you choose not to tender for exchange or that we do not accept for exchange remain outstanding until you exercise them or they expire by their terms and they retain their current exercise price and vesting schedule. However, if you participate in the Offer, you must tender all options granted to you from February 26, 2002 until the Cancellation Date.

Q18.     Will I have to pay taxes if I exchange my options in the Offer?

         If you are a United States taxpayer and exchange your current options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange or at the grant date of the new options. (Page 30)

         If you are a Canadian taxpayer and exchange your current options for new options, you should be aware that the income tax treatment of the cancellation of your options is uncertain. We understand, however, that the Canada Customs and Revenue Agency has issued an advance income tax ruling on a similar arrangement where an exchange of employee stock options was treated as a non-taxable event. Please see Section 15. If you are subject to other non-U.S. tax laws you may have tax consequences as described in Section 15. In any case, you should consult with your own tax advisor. (Pages 32 through 39)

Q 19. Will my new options be incentive stock options or nonstatutory stock options?

         If you are an eligible person residing in the United States who is an employee of PMC or one of our subsidiaries and meet the conditions for receiving new options, your new option grant will be an incentive stock option to the maximum extent permitted under U.S. tax laws on the date of the grant. If the limit for incentive stock options is exceeded, then the remainder of your new option grant will be granted as a nonstatutory stock option. All other eligible persons who meet the conditions for receiving new options will receive nonstatutory stock options. (Page 20)

Q 20.    When will my new options expire?

         Your new options will expire ten years from the date of grant, except where an earlier expiration period is advantageous or required under local laws. However, if your employment or consulting relationship with PMC or one of our subsidiaries terminates, the option will expire earlier. (Page 26)

Q21. When does the Offer expire? Can the Offer be extended, and if so, how will I be notified if it is extended?

         The Offer expires on September 25, 2002, at 9:00 p.m., Pacific Daylight Time, unless we extend it. We may, in our sole discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. If the Offer is extended, we will make a public announcement of the extension no later than 6:00 a.m., Pacific Daylight Time, on the next business day following the previously scheduled expiration of the Offer period. (Page 39)

Q22.     How do I tender my options?

         If you decide to tender your options, you must deliver, by 9:00 p.m., Pacific Daylight Time, on September 25, 2002 (or such later date and time as we may extend the expiration of the Offer), a properly completed and executed Election Form and any other documents required by the Election Form via facsimile or hand delivery to the individuals listed on page 17. Email responses are not acceptable.(Page 17)

         This is a one-time offer, and we will not accept late tenders of options under any circumstances. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the Offer, we presently expect that promptly after the expiration of the Offer, we will accept all properly tendered options. (Page 20)

Q23.     May I withdraw previously tendered options?

         You may withdraw your tendered options at any time before the Offer expires at 9:00 p.m., Pacific Daylight Time, on September 25, 2002. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. To withdraw tendered options, you must deliver to us via facsimile or hand delivery a signed Notice to Withdraw from the Offer, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above prior to the expiration of the Offer. The Notice to Withdraw should be delivered to the persons listed on page 17. (Page 18)

         Please note that if you submit a Notice to Withdraw from the Offer, you will no longer participate in the Offer. If you do not wish to withdraw all your tendered options from the Offer, you should not submit a Notice to Withdraw from the Offer. If you wish to change your mind about which options to tender, you must submit a new Election Form. Please read the following question and answer regarding a change in election.

Q24.     Can I change my election regarding particular tendered options?

         Yes, you may change your election regarding particular tendered options at any time before the Offer expires at 9:00 p.m., Pacific Daylight Time, on September 25, 2002. If we extend the Offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the Offer. In order to change your election and still participate in the Offer, you must deliver to us a new Election Form via facsimile or hand delivery, which includes the information regarding your new election, and is signed and clearly dated after the date of your original Election Form. In order to change your election and cease to participate in the Offer, you must deliver to us a Notice to Withdraw from the Offer via facsimile or hand delivery, which is signed and clearly dated after the date of your most recently submitted Election Form. Once we receive a new Election Form or a Notice to Withdraw from the Offer submitted by you, your previously submitted Election Form will be disregarded. A new Election Form or a Notice to Withdraw from the Offer should be delivered to the persons identified on page 17. (Page 19)

Q25. Why wait at least six months and one day after the date we cancel options to grant the new options? Why can't PMC just reprice my options, as I have seen done at other companies?

         To have consistent reporting of our stock options, the accounting rules require a minimum period of six months and one day between the cancellation of options and the new grant. We believe that many companies and all of our peer companies that have exchanged options have followed the same process of applying the six month and one day waiting period prior to granting new options.

Q26.     Is this a repricing?

         No. Instead of repricing old options, this Offer is called a cancel and regrant which includes at least a six months and one day waiting period before obtaining a new fair market value grant.

Q 27. Why can't I just be granted additional options?

         Because of the large number of options with exercise prices that exceed our current market price, a grant of additional options to holders of such options would potentially dilute our stockholders by increasing our number of outstanding shares and, in any quarter in which we are profitable, lower our diluted earnings per share.

Q28. Wouldn't it be easier to just terminate my employment with PMC and then get rehired?

         No. The accounting rules we follow look through any change in the legal form of your relationship with PMC and still require a six months and one day minimum waiting period to receive new options.

Q29.     Have our competitors also announced option exchange programs?

         As a result of the recent industry downturn, many of our competitors, including Broadcom, AMCC, Conexant and Multilink, have initiated or completed six months and one day stock option exchange programs similar to this Offer.

Q30.     Why will my new options take longer to fully vest than my old options?

         This is intended to balance the interests of the eligible persons and our stockholders. Eligible persons are being offered an opportunity to exchange old options with high exercise prices for new options with exercise prices equal to the fair market value of our common stock at the time of grant. The extended vesting provides the company and stockholders with an additional employee retention incentive.


Q31. Why is there an exchange ratio of one-new-share for four-old-shares on stock options with exercise prices equal to or greater than $60.00?

         Stock options with exercise prices equal to or greater than $60.00 were given primarily in the year 2000. Supplemental stock options were granted in the following year to most eligible persons holding these higher-priced options. PMC therefore considers it equitable to apply the stated exchange ratio to these stock options.

Q32.     What does PMC and the Board of Directors think of the Offer?

         Although our Board of Directors has approved the Offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make an independent decision on whether or not to tender options. We strongly urge you to read "Certain Risks of Participating in the Offer" beginning on page 9 of this Offer. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, and financial and tax advisors.

Q 33. To whom can I talk to if I have questions about the Offer?

         For additional information or assistance on the mechanics of the Offer, you should contact Glen Kayll, Treasurer, PMC-Sierra, telephone (408) 988-7717 or (604) 415-6162, or e-mail treasurer@pmc-sierra.com. For questions regarding the financial or tax implications of this Offer, you should contact your own financial and tax advisors.

                   CERTAIN RISKS OF PARTICIPATING IN THE OFFER

         Participation in the Offer involves a number of potential risks, including those described below. This list and the risk factors under the heading entitled "Factors that You Should Consider Before Investing in PMC-Sierra" in PMC's quarterly report on Form 10-Q for the quarter ended June 30, 2002 highlight the material risks of participating in this Offer. In addition, we strongly urge you to read the sections in this Offer discussing tax consequences in the United States and outside the United States, as well as the rest of this Offer. Eligible participants should carefully consider these risks and are encouraged to speak with their financial and tax advisors before deciding to participate in the Offer.

                                 ECONOMIC RISKS

If our stock price increases after the date your tendered options are cancelled, including if PMC is acquired by or merges with another company, your cancelled options might have been worth more than the new options that you receive in exchange for them.

         We cannot predict the exercise price of new options. Because we will not grant the new options for at least six months and one day after the Cancellation Date, at the earliest, the new options may have a higher exercise price than some or all of your current options.

         We may engage in transactions in the future with business partners or other companies which could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the new options, our shares could increase (or decrease) in value, and the exercise price of the new options could be higher (or lower) than the exercise price of options you elect to tender and that are cancelled by us in connection with this Offer.

         PMC's merger with or sale to another company could have substantial effects on our stock price, including potentially substantial appreciation in the price of our stock. Depending on the structure and terms of such a transaction, tendering option holders might be deprived of any further price appreciation in the stock associated with the new options. For example, if our common stock is acquired in a cash merger before the new options are granted, the fair market value of our common stock, and hence the price at which new options would be granted, could be at a price at or near the cash price being paid for our common stock in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction.

         In addition, if PMC is acquired by another company for stock before the new options are granted, then any new stock options you receive would be for the purchase of the acquiring company's stock (as opposed to PMC's) based on the exchange ratio in the acquisition, with an exercise price equal to the fair market value of the acquiring company's stock on the grant date of the new options, subject to you meeting the conditions for receiving the new options. If PMC is acquired by another company solely for cash, the treatment of the options would be similar to a stock acquisition, however the number of shares subject to the new options that you would receive would be based on the number of shares of the acquiring company's stock that you would have been able to purchase if you had received the cash paid to PMC's stockholders for all of the shares subject to your cancelled options. If PMC is acquired by another company whose stock is not publicly traded, then any new stock options granted by the private company would likely be exercisable for stock that is not publicly traded which would be difficult to sell. Option holders who do not tender their options in the Offer will have their outstanding options treated in accordance with the terms of the plan they are granted under, and if their options are assumed by a successor to our company, those options would be priced in accordance with the terms of that transaction. This could potentially result in a greater financial benefit for those option holders who decided not to participate in this Offer and who instead retain their original options.

         As outlined in Section 9 of this Offer, the exercise price of any new options granted to you in return for your tendered options will be the fair market value of the underlying shares on the date of grant. You will be at risk of any such increase in our share price before the grant date of the new options for these or any other reasons.

Participation in the Offer will make you ineligible to receive any new option grants until March 27, 2003, at the earliest.

         You are generally eligible to receive option grants at any time that the Board of Directors or a Committee appointed by the board chooses to make them. However, if you participate in the Offer, you will not be eligible to receive any additional option grants until March 27, 2003 at the earliest.

If you do not have an employment or consulting relationship with PMC for any reason on the date of grant of the new options, including as the result of a reduction-in-force or another company's acquisition of us, you will neither receive a new option nor have any of your cancelled options returned to you.

         Once your option is cancelled, it is gone forever. Accordingly, if you do not have an employment or consulting relationship with PMC (or one of our subsidiaries or a successor entity, as applicable) for any reason on the date of grant of the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted by us for exchange. This means that if you quit for any reason, die, or we terminate your employment or consulting arrangement, with or without cause or notice, and you are not an employee or consultant on the date we grant the new options, you will not receive anything for the options you tendered and we cancelled. This Offer is not a guarantee of employment for any period. Your employment or consulting relationship with PMC (or one of our subsidiaries or a successor entity, as applicable) may be terminated at any time by either you or us, with or without cause or notice, subject to the laws of the country where you work and any employment or consulting agreement you may have with PMC (or one of our subsidiaries or a successor entity, as applicable).

         If the economic conditions in our end-markets remain stagnant or worsen, the Company may undertake various additional measures to reduce its expenses including, but not limited to, a further reduction-in-force of its employees or consultants. Should your employment or consulting relationship be terminated as part of any such reduction-in-force, you will not have the benefit of the cancelled option or any new option.

         If PMC is acquired by another company, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees or consultants prior to the grant of new options under this option exchange program. If you do not have an employment or consulting relationship with PMC (or one of our subsidiaries, or a successor entity, as applicable) due to our being acquired, or for any other reason on the date of grant of the new options, you will neither receive the new option, nor will you receive any other consideration for the options that were cancelled.

We will not grant new options to you if we are prohibited by applicable laws or regulations.

         Even if we accept your tendered options, we will not grant new options to you if we are prohibited by applicable laws, rules, regulations or policies from doing so. Such a prohibition could result from, among other things, changes in U.S. laws, foreign laws, SEC or other similar foreign regulatory authority's rules, regulations or policies or Nasdaq National Market listing requirements or if you move to a jurisdiction in which we are prohibited or prevented from granting options.

                             BUSINESS-RELATED RISKS

         For a description of risks related to PMC's business, please see the discussion of risks associated with our business under the heading "Factors that You Should Consider Before Investing in PMC-Sierra" in PMC's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002.

                      TAX-RELATED RISKS FOR U.S. RESIDENTS

Your new option may be a nonstatutory stock option, whereas your cancelled option may have been an incentive stock option.

         If you are an eligible person residing in the United States who meets the conditions for receiving new options, your new option will be an incentive stock option, to the extent it qualifies under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. By participating in this exchange, a portion of any new options you receive may exceed this limit and be treated as nonstatutory stock options. In general, nonstatutory stock options are less favorable to you from a tax perspective. All other eligible persons who meet the conditions for receiving new options will receive nonstatutory stock options.

Even if you elect not to participate in the option exchange program, your incentive stock options may be affected.

         You should note, if you are subject to the tax laws of the United States, that there is a risk that any of your incentive stock options that are eligible for exchange may be affected, even if you do not participate in the exchange. We believe that eligible options that you choose not to tender for exchange will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this Offer.

         However, the IRS may characterize this Offer as a "modification" of those incentive stock options, even if you decline to participate. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. In such case, if you dispose of your incentive stock option shares before the end of this longer holding period (which would be two years from the date the new options are granted and one year from exercise), your incentive stock option could be taxed as a nonstatutory stock option.

         In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of all of the incentive stock options that could be exchanged. This does not necessarily mean that our Offer will be viewed the same way. Private letter rulings given by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our Offer constitutes a "modification" of incentive stock options eligible for tender

         You should review Section 14 carefully for a more detailed discussion of the potential consequences of participating in this Offer. We recommend that you consult with your personal tax advisor before deciding whether or not to participate in the Offer with respect to the tax consequences relating to your specific circumstances.

              TAX-RELATED RISKS FOR RESIDENTS OF NON-U.S. COUNTRIES

         If you are a resident or subject to the tax laws of Canada, India, Japan, The People's Republic of China or the United Kingdom and received your stock options by virtue of your employment with PMC, one of our subsidiaries or a company acquired by PMC, see below for a summary of the possible tax risks related to participating in this Offer as of August 27, 2002. Please see Section 15 for more detailed information regarding the tax consequences to you. You should review the summaries carefully and consult your own tax advisor regarding your personal situation before deciding whether or not to participate in the Offer.

Tax-Related Risks for Residents of Canada

         Under general tax principles in Canada, the income tax treatment of participating in the option exchange program is uncertain. We understand, however, that the Canada Customs and Revenue Agency has issued an advance income tax ruling on a similar arrangement where an exchange of employee stock options was treated as a non-taxable event. Please see Section 15 for a more detailed discussion of the potential tax consequences of participation in this Offer.

Tax-Related Considerations for Residents of India

         Please note that exercises of new options granted under the Offer to residents of India will be restricted to a cashless sell-all method of exercise.

Tax-Related Risks for Residents of Japan

         Under general tax principles in Japan, we believe it is unlikely that you will be subject to income tax as a result of the exchange of an old option for the right to receive a new option if you elect to participate in the Offer. However, this result is not completely certain. Please see Section 15 for a more detailed discussion of the potential tax consequences of participation in the Offer.

Tax-Related Risks for Residents of the People's Republic of China

         Under general tax principles in The People's Republic of China, we believe it is unlikely that you will be subject to income tax as a result of the exchange of an existing option for the right to receive a new option if you elect to participate in the Offer. However, this result is not completely certain. Please see Section 15 of this Offer for a more detailed discussion of the potential tax consequences of participating in the Offer.

         Please note that exercises of new options granted under the Offer to residents of the People's Republic of China will be restricted to a cashless sell-all method of exercise.

Tax-Related Considerations for Residents of the United Kingdom

         In accordance with rules promulgated by the Inland Revenue, employers and employees are required to pay National Insurance Contributions, or NICs, based on the employee's earnings, including the "spread" between the fair market value on the date of exercise and the exercise price of options granted to employees after April 5, 1999. Therefore, any existing options granted before April 6, 1999 are not subject to NICs. If you tender such options for cancellation, the new options granted to you will be subject to NICs, although your portion of NICs is payable only to the extent you have not already reached the annual cap. Please see Section 15 of this Offer for a more detailed discussion of the potential tax consequences of participation in the Offer.

                                    THE OFFER
1.       Eligibility.

         Eligible persons may participate in this Offer. "Eligible persons" are all holders of stock options eligible to be tendered pursuant to this Offer who
(i) reside in the United States, Canada, France, Germany, India, Ireland, Japan, Korea, Sweden, The People's Republic of China or the United Kingdom, (ii) hold their options as of the Commencement Date and through the Cancellation Date and
(iii) are not non-employee members of the Boards of Directors of PMC and our subsidiaries.

         In order to receive a new option, you must have had option(s) cancelled in accordance with this Offer and be either an employee of or providing services under contract to PMC, one of our subsidiaries or a successor entity on the date the new options are granted, which will not be before the first business day that is at least six months and one day after the Cancellation Date. If, for any reason, you do not meet these conditions on the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that we have accepted for exchange and cancelled. If PMC does not extend the Offer, the new options will be granted between March 27, 2003 and April 30, 2003.

         Only outstanding, unexercised options granted from January 1, 1999 to August 26, 2002 with exercise prices greater than or equal to $8.00 per share may be tendered for exchange by eligible persons who are not Senior Officers. Only outstanding, unexercised options granted from December 1, 1999 to December 31, 2001 with exercise prices greater than or equal to $8.00 per share may be tendered for exchange by Senior Officers.

         Eligible persons who are not Senior Officers may only tender options for all or none of the outstanding, unexercised shares subject to an individual option grant. If you were granted two options on the same day in order to divide a grant into an incentive stock option and a nonstatutory stock option, you must tender either both or neither of those options. Senior Officers must exchange either all or none of their unexercised options with exercise prices greater than or equal to $8.00 granted during the entire period from December 1, 1999 to December 31, 2001. If you participate in the Offer, you will be required to tender all options granted to you from February 26, 2002 until the Cancellation Date. You will also not be eligible to receive any additional option grants until March 27, 2003 at the earliest.

         As of August 23, 2002, options to purchase 30,458,293 shares of our common stock were issued and outstanding, including options that we assumed in prior acquisitions. Of the total options issued and outstanding, options to purchase approximately 19,763,239 of our shares, constituting approximately 64.9% of the options outstanding, are eligible to be tendered in the Offer.


2.       Number of options; expiration date.

         If the option that you elect to exchange has an exercise price per share of greater than or equal to $8.00 per share and less than $60.00, you will receive a new option to purchase a number of PMC shares equal to the number of unexercised shares subject to the old option you are tendering. If the option that you elect to exchange has an exercise price per share equal to or greater than $60.00, you will receive a new option to purchase a number of PMC shares equal to one share for each four unexercised shares subject to the old option you are tendering, rounded down to the nearest whole share. These numbers are subject to adjustments for any stock splits, stock dividends and similar events.

         For example, if your old option had an exercise price of $40.00 per share and was for 1,000 shares (all of which were unexercised), your new option will be for 1,000 shares. If your old option had an exercise price of $100.00 per share and was for 1,000 shares (all of which were unexercised), your new option will be for 250 shares.

         The Expiration Date is 9:00 p.m., Pacific Daylight Time, on September 25, 2002, unless and until we, in our sole discretion, have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" refers to the latest time and date at which the Offer, as so extended, expires. See Section 16 of this Offer for a description of our rights to extend, delay, terminate or amend the Offer.

         We will  publish  notice or  otherwise  inform  you in writing if we:

         o increase or decrease the amount of consideration offered for the options, or

         o increase or decrease in the number of options eligible to be tendered in the Offer.

         If the Offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of any increase or decrease of the kind described above is first published, sent or given in the manner specified in Section 16 of this Offer, we will extend the Offer so that the Offer is open at least ten business days following the publication, sending or giving of such notice.

         We will also notify you of any other material change in the information contained in this Offer in the manner required by applicable law.

         For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.


3.       Purpose of the Offer.

         We issued the options outstanding to:

         o provide our eligible persons with additional incentive and to promote the success of our business,

         o encourage our eligible persons to continue their employment with us or continue providing consulting services to us, and

         o    align employee and stockholder interests.

         Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the fair market value of the shares on the grant date, we intend to provide our eligible persons with the benefit of owning options that over time may have a greater potential to increase in value, creating better performance and retention incentives for eligible persons and thereby maximizing stockholder value.

         Except as otherwise disclosed in this Offer or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

         o any extraordinary transaction, such as a merger, consolidation, reorganization or liquidation, involving us or any of our material subsidiaries;

         o any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries;

         o any material change in our present dividend rate or policy, or our indebtedness or capitalization;

         o any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment, other than (i) the retirement of John Sullivan, our Vice President, Finance and Chief Financial Officer announced in April 2002 and (ii) our intention to enter into our standard form of employment agreement with Tom Riordan and Tom Sun;

         o    any other material change in our corporate structure or business;

         o our common stock being delisted from a national securities exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;

         o our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

         o    the  suspension  of our  obligation  to file  reports  pursuant to
              Section 15(d) of the Securities Exchange Act;

         o the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities; or

         o any change in our charter or bylaws, or any actions which may impede the acquisition of control of us by any person.

         Neither PMC nor PMC's Board of Directors makes any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer and to consult your own financial and tax advisors. You must make an independent decision whether or not to tender your options for exchange.

4.       Procedures for tendering options.

         Proper Tender of Options.

         To validly tender your options through the Offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form to us via facsimile or hand delivery (e-mail is not sufficient) to:


         o   All Eligible Persons
             (except in Canada):                 PMC-Sierra, Inc.
             -------------------                 Treasury Department
                                                 Attention: Lydie Dutton
                                                 3975 Freedom Circle
                                                 Santa Clara, CA 95054
                                                 Ph:  (408) 239-8160
                                                 Fax: (408) 239-8165

         o   Eligible Persons in Canada:         PMC-Sierra, Ltd.
             --------------------------          Treasury Department
                                                 Attention: Nick Schneider
                                                 8555 Baxter Place
                                                 Burnaby, B.C.
                                                 V5A 4V7 Canada
                                                 Ph:  (604) 415-6636
                                                 Fax: (604) 415-6608


         We must receive all of the required documents before 9:00 p.m., Pacific Daylight Time, on September 25, 2002, unless we extend the Offer period.

         The Election Form must be signed and dated and must specify:

            o  the name of the option holder who tendered the options,

            o  the grant number of all options to be tendered,

            o  the grant date of all options to be tendered,

            o  the exercise price of all options to be tendered, and

            o the total number of unexercised option shares subject to each option to be tendered.

         Except as described in the following sentences, the Election Form must be executed by the option holder who tendered the options exactly as the option holder's name appears on the option agreement or agreements evidencing the options. If the option holder's name has legally been changed since the signing of the option agreement, the option holder must submit proof of the legal name change. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the Election Form.

         You may withdraw your tendered options at any time prior to the Expiration Date, in accordance with Section 5 of this Offer. The delivery of all documents, including Election Forms, any Notices to Withdraw from the Offer and any other required documents, is at your risk. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm receipt of your Election Form and any Notice to Withdraw from the Offer via e-mail within two business days of receipt. If you do not receive confirmation of receipt, it is your responsibility to ensure that we have received your Election Form and any Notice to Withdraw from the Offer.

         Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

         We will determine, in our sole discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the Offer period.

         Our Acceptance Constitutes an Agreement.

         Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance for exchange of your options tendered by you through the Offer will constitute a binding agreement between PMC and you upon the terms of the Offer and subject to the conditions of the Offer.

         Subject to our rights to extend, terminate and amend the Offer, discussed in Section 16 of this Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered options that have not been validly withdrawn.

5.       Withdrawal rights and change of election.

         You may only withdraw your tendered options or change your election in accordance with the provisions of this Section 5 of this Offer.

         You may withdraw your tendered options at any time before 9:00 p.m., Pacific Daylight Time, on September 25, 2002. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer.

         If we have not accepted your tendered options by 9:00 p.m., Pacific Daylight Time, on October 24, 2002, you may withdraw your tendered options at any time thereafter.

         To validly withdraw tendered options, you must deliver via facsimile or hand delivery, in accordance with the procedures listed in Section 4 above, a signed and dated Notice to Withdraw from the Offer, with the required information, while you still have the right to withdraw the tendered options.

         To validly change your election regarding the tender of particular options, you must deliver a new Election Form via facsimile or hand delivery, in accordance with the procedures listed in Section 4 above.

         If you deliver a new Election  Form that is properly  signed and dated,
it  will  replace  any  previously   submitted  Election  Form,  which  will  be
disregarded.  The new Election Form must be signed and dated and must specify:

         o  the name of the option holder who tendered the options,

         o  the grant number of all options tendered,

         o  the grant date of all options tendered,

         o  the exercise price of all options tendered, and

         o the total number of unexercised option shares subject to each option tendered.

         The Notice to Withdraw from the Offer and any new or amended Election Form must be signed by the option holder who tendered the options to be withdrawn exactly as the option holder's name appears on the option agreement or agreements evidencing the options. In addition, if the option holder's name has legally been changed since the signing of the option agreement, the option holder must submit proof of the legal name change. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the notice of withdrawal or the new election.

         You may not rescind any withdrawal. If you change your mind again, you must re-tender those options before the Expiration Date by following the procedures described in Section 4 of this Offer.

         Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Withdraw from the Offer or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of Notices to Withdraw from the Offer and new or amended Election Forms. Our determination of these matters will be final and binding.

         The delivery of all documents, including Election Forms any Notices to Withdraw from the Offer and any other required documents, is at your risk. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm receipt of your Election Form and any Notice to Withdraw from the Offer via e-mail within two business days of receipt. If you do not receive confirmation of receipt, it is your responsibility to ensure that we have received your Election Form and any Notice to Withdraw from the Offer.

6.       Acceptance of options for exchange and issuance of new options.

         Upon the terms and conditions of the Offer and promptly following the Expiration Date, we will accept for exchange and cancel eligible options properly tendered for exchange and not withdrawn before the Expiration Date. If your options are properly tendered by you for exchange and accepted by us, your options will be cancelled as of the date of our acceptance, which we anticipate will be September 26, 2002. Our Board of Directors intends to grant the new options during the New Option Grant Period. If we accept and cancel options properly tendered for exchange after September 26, 2002, the period in which the new options will be granted will be similarly delayed. Promptly after the date we accept and cancel options tendered for exchange, we will issue to you a Promise to Grant Stock Option(s), which will evidence our binding commitment to grant stock options to you in accordance with the terms of this Offer during the New Option Grant Period, provided that you are either an employee of or providing services under contract to PMC, one of our subsidiaries or a successor entity on the date on which the grant is made. We will defer any grant to you of other options, such as annual, bonus or promotional options, until at least the grant date of your new options.

         It is possible that, prior to the grant of the new options, PMC might be acquired by another company. The Promise to Grant Stock Option(s) which we will provide to you promptly after the cancellation of any options you tender for exchange is a binding commitment, and any successor to PMC will be legally obligated by that commitment, subject to you meeting the conditions for receiving a new option.

         If you are an eligible person residing in the United States who is an employee of PMC or one of our subsidiaries and meet the conditions for receiving new options, your new option grant will be an incentive stock option to the maximum extent permitted under U.S. tax laws on the date of the grant. If the limit for incentive stock options is exceeded, then the remainder of your new option grant will be granted as a nonstatutory stock option. All other eligible persons who meet the conditions for receiving new options will receive nonstatutory stock options.

         We will not accept partial tenders of your eligible options. However, you may tender the remaining portion of an option that you have partially exercised. Accordingly, eligible persons who are not Senior Officers may tender one or more of their option grants, but may only tender all of the unexercised shares subject to that option or none of those shares. If you were granted two options on the same day in order to divide a grant into an incentive stock option and a nonstatutory stock option, you must tender either both or neither of those options. Senior Officers must tender either all or none of their unexercised options with exercise prices greater than or equal to $8.00 per share granted during the entire period from December 1, 1999 to December 31, 2001. In addition, if you tender any option grant for exchange, you will be required to tender all options granted to you from February 26, 2002 until the Cancellation Date. For example, if you received an option grant in June 2001 and an option grant in May 2002 and you want to tender your June 2001 option grant, you would also be required to tender your May 2002 option grant.

         If PMC is acquired by another company for stock, the acquiring company would be obligated to grant you a new stock option during the New Option Grant Period (assuming that PMC does not extend the Offer), subject to you being an either an employee of or providing services under contract to PMC, one of our subsidiaries or a successor entity on the date the new options are granted. Such a stock option would be for the purchase of the acquiring company's stock (as opposed to PMC's) and as a result, the number of shares subject to your new option would be adjusted based on the exchange ratio that was used in the merger. Your new option to purchase such acquiring company's stock would have an exercise price equal to the fair market value of the acquiring company's stock on the grant date of the new options. If PMC is acquired by another company solely for cash, the treatment of the options would be similar to a stock acquisition, however the number of shares subject to the new options that you would receive would be based on the number of shares of the acquiring company's stock that you would have been able to purchase if you had received the cash paid to PMC's stockholders for all of the shares subject to your cancelled options. If PMC is acquired by another company whose stock is not publicly traded, then any new stock options granted by the private company would likely be exercisable for stock that is not publicly traded which would be difficult to sell.

         Within two business days of the receipt of your Election Form or your Notice to Withdraw from the Offer, PMC intends to e-mail a confirmation of receipt. However, this is not by itself an acceptance of your options for exchange. For purposes of the Offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of the time when we give oral or written notice to the option holders of our acceptance for exchange of such options, which notice may be made by press release, inter-office memorandum or e-mail.

7.       Conditions of the Offer.

         Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the Commencement Date, and prior to the Expiration Date, any of the following events has occurred, or has been determined by us to have occurred:

         o there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the Offer or otherwise relating in any manner, to the Offer;

         o any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the Offer, any of which might restrain, prohibit or delay completion of the Offer or impair the contemplated benefits of the Offer to us;

         o    there shall have occurred:

              - any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

              - the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

              - any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States;

              - in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least 10% in either the Dow Jones Industrial Average, the Nasdaq Market Index or the Standard & Poor's 500 Index from the date of commencement of the Offer;

              - the commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Offer; or

              - if any of the situations described above existed at the time of commencement of the Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the Offer;


         o    as the term  "group" is used in Section  13(d)(3) of the  Exchange
              Act:

              - any person, entity or group acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the Commencement Date;

              - any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 2% of our outstanding shares; or

              - any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Offer or with such acceptance for exchange of eligible options;

         o there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Offer;

         o a tender or exchange offer, other than this Offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

         o any event or events occur that have resulted or may result, in our reasonable judgment, in an actual or threatened material adverse change in our business, financial condition, assets, income, operations, prospects or stock ownership; or

         o any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Offer to us.

         If any of the above events occur, we may:


         o terminate the Offer and promptly return all tendered eligible options to tendering holders;

         o complete and/or extend the Offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended Offer expires;

         o    amend the terms of the Offer; or

         o waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the Offer is open, complete the Offer.

         The conditions to the Offer are for PMC's benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.       Price range of shares underlying the options.

         The shares underlying your options are currently traded on the Nasdaq National Market under the symbol "PMCS." The following table shows, for the periods indicated, the high and low closing sales prices per share of our common stock as reported by the Nasdaq National Market.

                                                               High       Low
                                                              -------   -------
Fiscal Year 2002
         Quarter ended June 30, 2002......................     $18.05     $8.91
         Quarter ended March 31, 2002.....................      25.98     14.61

Fiscal Year 2001
         Quarter ended December 31, 2001..................      29.24      9.87
         Quarter ended September 30, 2001.................      36.87     10.05
         Quarter ended June 30, 2001......................      44.81     19.12
         Quarter ended March 31, 2001.....................     105.94     24.74

Fiscal Year 2000
         Quarter ended December 31, 2000..................     227.19     69.50
         Quarter ended September 30, 2000.................     245.00    169.81
         Quarter ended June 30, 2000......................     231.56    118.44
         Quarter ended March 31, 2000.....................     245.44     62.75

Fiscal Year 1999
         Quarter ended December 31, 1999..................      80.16     40.00
         Quarter ended September 30, 1999.................      55.00     32.21
         Quarter ended June 30, 1999......................      31.03     17.82
         Quarter ended March 31, 1999.....................      20.50     15.82

         The prices above reflect two-for-one stock splits in April 1999 and February 2000. In addition, the price information is based on calendar quarter ends rather than fiscal quarter ends.

         As of August 26, 2002, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq National Market, was $8.29 per share.

         We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options.

      9. Source and amount of consideration; terms of new options.

         Consideration.

         If we receive and accept tenders from eligible persons of all options eligible to be tendered, subject to the terms and conditions of this Offer we will grant new options to purchase a total of approximately 18,447,576 shares of common stock. The shares issuable upon exercise of these new options would equal approximately 11.0 % of the total shares of our common stock outstanding as of August 23, 2002.

         Terms of New Options.

         For every new option granted, a new option agreement will be entered into between PMC and each option holder who has tendered options in the Offer. The terms and conditions of the new options may vary from the terms and conditions of the options tendered for exchange, but generally will not substantially and adversely affect the rights of option holders. If you are granted two options in order to divide your new option into an incentive stock option and a nonstatutory stock option, you will have to execute two option agreements.

         Eligible persons who hold options assumed by PMC in connection with prior acquisitions should note that the terms and conditions of any new options they receive may differ from the terms and conditions of the options they tender for exchange because the new options will be granted under either the 1994 Stock Plan or the 2001 Stock Plan and the forms of agreement thereunder.

         For example, some of the options assumed by PMC are exercisable for longer periods of time than options granted under our plans. Our option agreements generally provide that options must be exercised within thirty days following the termination of a person's employment or consulting relationship and twelve months if such termination is by reason of death. Some of the outstanding assumed options by PMC provide that they may be exercised for up to ninety days following the termination of employment and eighteen months if such termination is by reason of death. In addition, some of the assumed assumptions allow option holders to exercise their options before the options are vested. If you hold options assumed by PMC in connection with an acquisition, you should consider such differences before you decide whether or not to tender those options.

         Our statements in this Offer concerning our 1994 Stock Plan, 2001 Stock Plan and the new options are merely summaries. To receive a copy of our 1994 Stock Plan, our 2001 Stock Plan and the form of option agreement, please contact:


         o  All Eligible Persons
            (except in Canada):                 PMC-Sierra, Inc.
            -------------------                 Treasury Department
                                                Attention: Lydie Dutton
                                                3975 Freedom Circle
                                                Santa Clara, CA 95054
                                                Ph:  (408) 239-8160
                                                Fax: (408) 239-8165

         o  Eligible Persons in Canada:         PMC-Sierra, Ltd.
            --------------------------          Treasury Department
                                                Attention: Nick Schneider
                                                8555 Baxter Place
                                                Burnaby, B.C.
                                                V5A 4V7 Canada
                                                Ph:  (604) 415-6636
                                                Fax: (604) 415-6608


         We will promptly furnish you copies of these documents at our expense.

         Number and Type of Shares in Plans.

         The maximum number of shares reserved for issuance through the exercise of options granted under our 1994 Stock Plan is 47,693,773 shares, plus an annual increase to be added on January 1 of each year equal to the lesser of (i) 5% of the outstanding shares on such date, (ii) 45,000,000 shares, or (iii) a lesser number of shares determined by our Board of Directors. Our 1994 Stock Plan permits the granting of incentive stock options and nonstatutory stock options.

         The maximum number of shares reserved for issuance through the exercise of options granted under our 2001 Stock Plan is 1,830,641 shares plus any shares subject to options assumed in connection with certain of our acquisitions which expire or become unexercisable without having been exercised in full or are surrendered pursuant to an option exchange program. Our 2001 Stock Plan only permits the granting of nonstatutory stock options.

         Administration.

         The 1994 Stock Plan and the 2001 Stock Plan are administered by the Board of Directors or a committee appointed by the Board of Directors (the "Administrator"). Subject to the other provisions of the 1994 Stock Plan and the 2001 Stock Plan, the Administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

         Term.

         Options generally have a term of ten years. Incentive stock options granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting rights of all classes of stock of PMC or an affiliate company have a term of no more than five years.

         Termination.

         Unless your option agreement otherwise provides, your options will terminate following the termination of your employment or consulting relationship, unless the options are exercised within the time frame permitted by your stock option agreement, which is typically within thirty days following your termination. In the event that the termination of your employment or consulting relationship is by reason of permanent or total disability or death, you, or your executors, administrators, legatees or distributees of your estate, may exercise any option held by you at the date of your termination, to the extent that it was exercisable before such termination, generally within 12 months following your death or disability.

         Your option may terminate, together with our stock option plans and all other outstanding options issued to other employees and consultants, following the occurrence of certain corporate events, as described in "Adjustments Upon Certain Events," below.

         Termination of Employment or Consulting Relationship Before the Date the New Options are Granted.


         If you do not have an employment or consulting relationship with PMC (or one of our subsidiaries or a successor entity, as applicable) for any reason on the date of grant of the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted by us for exchange. This means that if you quit for any reason, die, or we terminate your employment or consulting arrangement, with or without cause or notice, and you are not an employee or consultant on the date we grant the new options, you will not receive anything for the options you tendered and we cancelled. This Offer is not a guarantee of employment for any period of time. Your employment or consulting relationship with PMC (or one of our subsidiaries or a successor entity, as applicable) may be terminated at any time by either you or us, with or without cause or notice, subject to the laws of the country where you work and any employment or consulting agreement you may have with PMC (or one of our subsidiaries or a successor entity, as applicable).

         Exercise Price.

         Generally, the Administrator determines the exercise price at the time the option is granted. For all eligible persons, the exercise price per share for the new options will equal the fair market value of our common stock on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant.

         However, the exercise price may not be less than 110% of the closing price per share reported on the Nasdaq National Market on the date of grant for options intended to qualify as incentive stock options, granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting rights of all classes of stock of PMC or an affiliate company.

         We cannot predict the market price of the new options. Your new options may have a higher exercise price than some or all of your current options.

         Vesting and Exercise.

         Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. New options will vest as follows:




         Vesting for Eligible Persons who are not Senior Officers
         ________________________________________________________


                                          Percent of Shares         Vesting Period
         Grant Date                       Vested on Date New        on Unvested Portion
         of Old Option(s)                 Option is Granted         of New Grant
         ----------------                 -------------------       --------------------

         January - December 1999                 50%                1/24 monthly over next 24 months

         January - December 2000                 25%                1/24 monthly over next 24 months

         January - June 2001                     25%                1/30 monthly over next 30 months

         July - December 2001                    25%                1/36 monthly over next 36 months

         January - August 2002                   25%                1/42 monthly over next 42 months




         Vesting for Senior Officers
         ___________________________


                                          Percent of Shares         Vesting Period
         Grant Date                       Vested on Date New        on Unvested Portion
         of Old Option(s)                 Option is Granted         of New Grant
         ----------------                 ------------------        --------------------

         December 1999 -
         December 2001                           25%                1/48 monthly over next 48 months


         The vesting of any new options will cease if you are no longer an employee or consultant of PMC or one of our subsidiaries.

         Adjustments Upon Certain Events.

         If PMC is acquired by another company for stock after the expiration of the Offer but before new options are granted pursuant to this Offer, the acquiring company would be obligated to grant you a new stock option during the New Option Grant Period (assuming that PMC does not extend the Offer), subject to you being an employee of or providing services under contract to PMC, one of our subsidiaries or a successor entity as of the date the new options are granted. Such a stock option would be for the purchase of the acquiring company's stock (as opposed to PMC's) and as a result, the number of shares subject to your new option would be adjusted based on the exchange ratio that was used in the merger. The new options to purchase the acquiring company's stock would have an exercise price equal to the fair market value of the acquiring company's stock on the grant date of the new options. If PMC is acquired by another company solely for cash, the treatment of the options would be similar to a stock acquisition, however the number of shares subject to the new options that you would receive would be based on the number of shares of the acquiring company's stock that you would have been able to purchase if you had received the cash paid to PMC's stockholders for all of the shares subject to your cancelled options.

         Under the terms of the 1994 Stock Plan and the 2001 Stock Plan, in the event there is a sale of all or substantially all of our assets, or if we merge with or into another corporation, each outstanding option must be assumed or an equivalent option substituted for by the successor corporation. The administrator may, in lieu of such assumption or substitution, provide for the optionees to become fully vested in and have the right to exercise such outstanding options. If an option becomes fully vested and exercisable in the event of a merger or sale of assets, the administrator must notify the optionee that the outstanding option is fully exercisable for a period of fifteen days from the date of the notice, and the option or stock purchase right will terminate upon the expiration of the fifteen day period.

         If there is a change in our capitalization, such as a stock split, reverse stock split, stock dividend or other similar event, and the change results in an increase or decrease in the number of issued shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

         If PMC liquidates or dissolves, your outstanding options will terminate immediately prior to the consummation of the liquidation or dissolution. The Administrator may, however, provide for the acceleration of the exercisability of any outstanding option.

         Transferability of Options.

         New options, whether incentive stock options or nonstatutory stock options, may not be transferred, other than by will or the laws of descent and distribution. In the event of your death, options may be exercised by a person who acquires the right to exercise the option by bequest or inheritance.

         Registration of Option Shares.

         All the shares issuable upon exercise of all new options to be granted by PMC pursuant to this Offer will be registered under the Securities Act.
Unless you are one of our affiliates (for example, an executive officer, director or major stockholder of PMC), you will be able to sell shares received upon exercise of an option free of any transfer restrictions under applicable U.S. securities laws.

10.      Information concerning PMC-Sierra, Inc.

         Our principal executive offices are located at 3975 Freedom Circle, Santa Clara, California 95054, and our telephone number is (408) 239-8000. Questions regarding the mechanics of this option exchange should be directed to Glen Kayll, Treasurer, PMC-Sierra, telephone (408) 988-7717 or (604) 415-6162, or e-mail treasurer@pmc-sierra.com. For questions regarding the financial or tax implications of this Offer, you should contact your own financial and tax advisors.

         PMC designs, develops, markets and supports high-performance semiconductor networking solutions. Our mission is to provide superior high-speed internetworking semiconductor solutions to enable the restructuring of the global information infrastructure.

         We are a leading supplier of high-performance integrated circuits, principally used by equipment manufacturers in the telecommunications industry. We sell more than 100 different products to the world's leading equipment to international and regional telecommunications service providers. Our products are deployed in equipment that is used throughout the global network infrastructure. We diversify our efforts across a broad range of applications leveraging our intellectual property and expertise in communications technologies.

         Please review our Annual Report on Form 10-K for the fiscal year ended December 30, 2001 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, both of which are being delivered to eligible persons with this Offer for important financial and other information about us. Also, see "Additional information" in Section 18 of this Offer for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.


11. Interests of directors and officers; transactions and arrangements concerning the options.


         A list of our directors and executive officers is attached to this Offer as Schedule A. As of August 26, 2002, options to purchase 9,974,840 of our shares, which represented approximately 32.7% of the shares subject to all options outstanding as of that date, were owned by certain of our directors and executive officers, of which 4,379,000 are eligible to be tendered in the Offer. Attached to this Offer as Schedule B is a table indicating the number and percentage of options to purchase common stock owned by our directors and executive officers as of August 26, 2002 which are eligible to be tendered. To our knowledge, none of our executive officers or directors who are eligible persons has yet indicated their intention to tender their options in the Offer.

         In the sixty days prior to and including August 26, 2002, the only transactions involving options to purchase our common stock or in our common stock by executive officers and directors of PMC were the following:

         o On June 30, 2002, Gregory Aasen, Robert Bailey, Steffen Perna, Thomas Riordan, John Sullivan and Thomas Sun each acquired 546 shares at $7.8795 per share pursuant to PMC's Employee Stock Purchase Plan.

         o On August 12, 2002, Steffen Perna exercised an option for 90,000 shares at $2.36 per share and sold 90,000 shares at $7.72 per share.


12. Status of options acquired by us in the Offer; accounting consequences of the Offer.

         Options we acquire through the Offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of options under our 1994 Stock Plan and 2001 Stock Plan, as appropriate. To the extent the number of shares subject to options cancelled pursuant to the Offer exceeds the number of shares subject to the new options to be granted in connection with the Offer, the excess shares will be available for future awards to employees, consultants and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

         We believe that we will not incur any employee compensation expense solely as a result of the transactions contemplated by the Offer because:

         o we will grant new options no earlier than the first business day that is six months and one day after the date that we cancel options tendered for exchange, and

         o the exercise price of all new options will equal the fair market value of the shares of common stock on the date we grant the new options.


13.      Legal matters; regulatory approvals.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein, except that we may be required to make an appropriate filing in compliance with Japanese securities laws in order to be able to issue new options to eligible persons in Japan who participate in the Offer. Should any such approval or other action be required, we intend to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7 of this Offer.

         If we are prohibited by applicable laws, rules, regulations or policies from granting new options during the New Option Grant Period, in which period we currently expect to grant the new options, we will not grant any new options. Such a prohibition could result from, among other things, changes in foreign or domestic laws, SEC or other similar foreign securities regulatory authority's rules, regulations or policies or Nasdaq National Market listing requirements or if you move to a jurisdiction in which we are prohibited or prevented from granting new options. We will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period, we will not grant any new options and you will not receive any other consideration for the options you tendered.

14. Material U.S. federal income tax consequences.

         The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

         Option holders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. We strongly advise all option holders considering exchanging their options to meet with their own financial and tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the Offer, as the tax consequences to you of participating in the Offer are dependent on your individual tax circumstances.

         Incentive Stock Options.

         In general, under current law an option holder will not incur taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not incur taxable income upon the exercise of an incentive stock option. However, an option holder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder's death or disability, if an option is exercised more than three months after the option holder's termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

         If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

         o at least two years after the date the incentive stock option was granted, and

         o at least one year after the date the incentive stock option was exercised.

         If the disposition of the option shares is qualifying, any excess of the sale price of the option shares, over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

         If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares), over the exercise price will be taxable income to the option holder at the time of the disposition. Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

         Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

         If you tender incentive stock options and those options are accepted for exchange, the new options will be granted as incentive stock options to the maximum extent they qualify. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a nonstatutory stock option. You should note that if the new options have a higher exercise price than some or all of your current options, the new options may exceed the limit for incentive stock options.

         Nonstatutory Stock Options.

         Under current law, an option holder will not incur taxable income upon the grant of an option at fair market value on the date of the grant that is not qualified as an incentive stock option, also referred to as a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder and is subject to withholding if the option holder is an employee.

         We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

         We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the Offer, as the tax consequences to you of participating in the Offer are dependent on your individual tax situation.


15. Material income tax consequences and certain other considerations for employees who are tax residents outside of the United States.


         The following are general summaries of the income tax consequences and certain other considerations of the cancellation of old options and grant of new options as of August 27, 2002 for individuals subject to tax in countries outside the United States who received their stock options by virtue of their employment with PMC, one of our subsidiaries or a company acquired by PMC. These summaries are general in nature and do not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor it is intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering tendering their options to consult with their own financial and tax advisors.

         Canada.
         -------

         Option Exchange. The tax treatment as a result of the exchange of an old option for the right to receive a new option is uncertain. It is possible that the Canada Customs and Revenue Agency ("CCRA") will successfully treat the exchange as (1) two separate non-taxable transactions (i.e., a tender of existing options for cancellation for no consideration, followed by a grant of new and unrelated options) whereby no income arises, (2) a tax-neutral exchange of options, or (3) a taxable disposition of old options. For the purposes of this summary, it is assumed that the cancellation of old options and the grant of new options will be treated as two separate non-taxable transactions for Canadian tax purposes. We understand that the CCRA has issued an advance income tax ruling on a similar arrangement which we believe is consistent with the treatment discussed below. However, that ruling is not binding on the CCRA in any other transaction and no tax ruling has been obtained with respect to the tax treatment of an exchange of options under this Offer.

         Grant of New Option. You will not be subject to tax when the new option is granted to you.

         Exercise of New Option. Subject to the potential deferral provisions discussed in the paragraph below, you will be subject to income tax when you exercise your new options on the difference between the fair market value of the shares on the date of exercise and the exercise price. Only one-half of this "benefit" is subject to tax; that is, you can permanently exclude one-half of this "benefit" from the taxable amount. You will be subject to tax on the remaining one-half of the benefit at your applicable marginal tax rate.

         You may be able to defer taxation of the taxable portion of the gain arising upon exercise (i.e., the remaining one-half of the difference between the fair market value of the shares on the date of exercise and the exercise price) until the earliest of: (1) the time that you sell the shares purchased upon exercise, (2) die or (3) become a non-resident of Canada. In order to be eligible for this deferral, you must file an election on Form T1212 with your employer by 15 January of the year following the year in which shares are purchased upon exercise.

         You can defer the tax on the spread at exercise only on the first C$100,000 worth of options that vest in any one year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted.

         If CCRA successfully assesses the transaction as a continuation of the old option (i.e., a tax-neutral or taxable disposition of old options) the deferral may not be available.

         Withholding and Reporting. Your employer will report the income recognized at exercise, any amount excluded under the one-half exemption rule and the value of any deferred stock option benefit, if applicable, to the CCRA. A copy of the T4 form containing this information will be delivered to you prior to the last day of February in the year following the year in which you exercise your new option.

         Your employer will not withhold income tax or social insurance contributions on any portion of your spread under the Plan. You will not be subject to additional social insurance contributions if your annual salary exceeds C$39,100 or such higher pensionable earnings limit as is applicable after 2002. You will be responsible for paying tax and any applicable social insurance contributions on the income arising from the exercise of options and the sale of shares. For each year that you defer taxation, if applicable, you must file a Form T1212 with the CCRA with your annual tax return.

         France.
         -------

         Option Exchange. We do not believe that you will be subject to tax as a result of the exchange of an old option for the right to receive a new option.

         Grant of New Option. You will not be subject to tax when the new option is granted to you.

         Exercise of New Option. When you exercise the new option, you will realize taxable income equal to the difference (or spread) between the fair market value of the shares at the time of exercise and the exercise price. This income is characterized as salary included in your overall income in the year of exercise which is subject to (i) income tax at the progressive rates, (ii) the general social insurance contribution, and (iii) other social taxes (CSG and CRDS).

         Sale of Shares. If you acquire shares upon exercise, when you subsequently sell the shares, you will be subject to capital gains tax at the rate of 26% on any additional gain, i.e., the difference between the sale price and the fair market value of the shares on the date of exercise.

         The tax on the spread and capital gains, if any, applies only when the aggregate gross proceeds from your sales of securities for the year concerned exceed a certain amount, which is set annually (i.e., (euro)7,650 for 2002).

         Withholding and Reporting. If you are a French tax resident, your employer is not required to withhold or report income at the time you exercise your new option or when you subsequently sell the shares. However, your employer is required to withhold and remit social insurance contributions when you exercise your new options. Additionally, your employer is required to report the taxable amount on its annual declaration of salaries which is filed with the tax and labor authorities. It is your responsibility to report the income received from the new option on your tax return and to pay any applicable taxes resulting from the exercise of the new option and/or the sale of your shares.

         Germany.
         --------

         Option Exchange. We do not believe that you will be subject to tax as a result of the exchange of an old option for the right to receive a new option.

         Grant of New Option. You will not be subject to tax when the new option is granted to you.

         Exercise of New Option. When you exercise the new option, you will be subject to income tax and social insurance contributions (to the extent you have not exceeded the wage base for social insurance contributions) on the difference between the fair market value of the shares on the date of exercise and the exercise price. The spread will be included as ordinary income and taxed at your marginal tax rate.

         Pursuant to Section 19 of the German Income Act, you may be able to deduct (euro)154 per calendar year from the spread because this income results from the purchase of stock in your employer's parent company. We recommend that you confirm the availability of this deduction with your tax advisor.

         Sale of Shares. If you acquire shares upon exercise, any additional gain from the subsequent sale of the shares is not taxable if you have owned the shares for at least 12 months, do not own 1% or more of the Company's stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as business assets. If these conditions are not met, one-half of the gain is taxable as capital gain; the gain is taxed at ordinary rates (short-term capital gain) if the entire gain per year is (euro)512 or more. In order to determine the short-term capital gain, the acquisition price is deemed to be the fair market value at the date of exercise.

         Withholding and Reporting. The income recognized at exercise will be deemed to be taxable compensation to you and your employer will withhold income tax and social insurance contributions (to the extent that you have not exceeded the wage base for social insurance contributions) on that income. You are responsible for paying any difference between the actual tax liability and the amount withheld. It is your responsibility to report and pay taxes resulting from the sale of your shares.

         India.
         ------

         Option Exchange. We do not believe that you will be subject to tax as a result of the exchange of an old option for the right to receive a new option.

         Grant of New Option. You will not be subject to tax when the new option is granted to you.

         Exercise of New Option. Due to exchange control restrictions, you must use the cashless sell-all (same day sale) method to exercise the new option. This means that the new option will be exercised without any cash and all of your shares will be sold immediately following exercise. You will receive the proceeds of sale, minus the exercise price, broker's fees and any withholding taxes. Generally, you will be subject to income tax on the difference between the sale price and the exercise price.

         Sale of Shares. You are not entitled to retain shares pursuant to the exercise of the new option. All shares subject to acquisition will be sold immediately. You will receive the net proceeds as described above.

         Withholding and Reporting. The income recognized at exercise will be a taxable perquisite to you and your employer will withhold and report income tax on that income when you exercise your new option.

         Ireland.
         --------

         Option Exchange. We do not believe that you will be subject to tax as a result of the exchange of old option for the right to receive a new option.

         Grant of New Option. You will not be subject to tax when the new option is granted to you.

         Exercise of New Option. When you exercise the new option, you will be subject to income tax on the difference between the market value of the shares on the date of exercise and the exercise price. You may elect to defer payment of the income tax due at exercise for up to seven years after exercise or 31 October of the year following the year in which shares are disposed, whichever is earlier. If you wish to make this election, you should notify the Inspector of Taxes in writing before 31 October in the year of assessment following the year of exercise. You should also obtain deferral instructions from your local government tax office.

         Sale of Shares. If you acquire shares upon exercise, you will be subject to capital gains tax when you subsequently sell the shares. The taxable amount will be calculated by taking the exercise price and the amount taxed at exercise (if any), and adjusting this amount for inflation as measured by the local Consumer Price Index from the date the new option is exercised until the date of sale to determine the indexed cost. If you elect to defer tax on the gain at exercise, however, indexation will not apply to the amount subject to tax on the date of exercise; only the exercise price portion of the cost can be indexed in these circumstances. The indexed cost plus expenses incidental to sale (e.g., brokerage fees) are subtracted from the sale proceeds to calculate the taxable amount. This amount is subject to capital gains tax to the extent it exceeds your annual exemption.

         Withholding and Reporting. Under current laws, your employer is obliged to report details of the grant and exercise of the new option to the Revenue Commissioners. You must report your taxable income from the exercise of the new option and any capital gain realized upon the sale of the shares. You must also pay any tax liability you have to the Revenue Commissioners in your tax return for the tax year of exercise or sale of the shares, as applicable.

         Japan.
         ------

         Option Exchange. We believe it is unlikely that you will be subject to tax as a result of the exchange of an old option for the right to receive a new option, although this result is not completely certain.

         Grant of New Option. You will not be subject to tax when the new option is granted to you.

         Exercise of New Option. When you exercise the new option, you will be subject to tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. The spread will likely be treated as "remuneration income" and will be taxed at your marginal tax rate, although this matter is currently the subject of litigation in the Japanese courts. Please note that the Japanese tax authorities are aware that employees of Japanese affiliates of U.S. companies may earn substantial income as a result of stock options and that they are auditing the tax returns of such employees to confirm that they have correctly reported the resulting income.

         Sale of Shares. If you acquire shares upon exercise, when you subsequently sell the shares you will be subject to tax on the difference between the sale price and the fair market value on the date of exercise. The gain will be subject to taxation at a flat rate of 26%.

         As of January 1, 2003, if you sell the shares through a broker licensed in Japan, the tax rate will decline to 20%. Additional favorable capital gains tax treatment may apply on a temporary basis between 2003 and 2007. This treatment will apply to shares of publicly listed companies (including foreign listed companies) that satisfy certain additional conditions. If you sell shares acquired under the plan(s) after January 1, 2003, you should confirm the tax treatment of the gain realized upon the sale of the shares with your personal tax advisor.

         Withholding and Reporting. Although income from the exercise of stock options is classified as remuneration income for individual income tax purposes, your employer is generally not required to withhold income tax or social security contributions when you exercise your option. It is your responsibility to file a tax return and to report and pay any taxes resulting from your participation in an option plan.

         Korea.
         ------

         Option Exchange. We believe it is unlikely that you will be subject to tax as a result of the exchange of an old option for the right to receive a new option.

         Grant of New Option. You will not be subject to tax when the new option is granted to you.

         Exercise of New Option. When you exercise the new option, you will be subject to income tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. The spread will be treated as salary or wages and taxed at your marginal rate.

         Sale of Shares. If you acquire shares upon exercise, you will be subject to capital gains tax when you subsequently sell the shares. The taxable amount is the difference between the sale price and the fair market value of the shares on the date of exercise, unless the amount of shares (and any other company shares) sold in that year is less than the exempt amount, which is presently set at KRW2,500,000 for stock assets. Any gain you realize on stock assets that exceeds KRW2,500,000 will be subject to capital gains tax. No securities transaction tax will apply to the subsequent disposition of shares acquired under the plan(s).

         Withholding and Reporting. The income recognized at exercise will be compensation to you and, under current laws, your employer is not required to withhold or report income at the time of exercise or sale. You will be responsible for reporting and paying any income tax and social insurance contribution liability, if any, that may arise.

         Sweden.
         -------

         Option Exchange. We do not believe that you will be subject to tax as a result of the exchange of old option for the right to receive a new option.

         Grant of New Option. You will not be subject to tax when the new option is granted to you.

         Exercise of New Option. When you exercise the new option, you will be subject to income tax and social insurance contributions on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price.

         Sale of Shares. If you acquire shares upon exercise, you will be subject to capital gains tax when you subsequently sell the shares on the difference between the sale price and the fair market value of the shares on the date of exercise.

         Withholding and Reporting. The income recognized at exercise will be compensation to you and your employer will withhold and report for income tax and social insurance contributions when you exercise your new option. You will be responsible for reporting to your employer that you have exercised your option and the taxable amount. You must make this report no later than the month after exercise. It is your responsibility to report and pay any taxes resulting from the sale of your shares.

         The People's Republic of China.
         -------------------------------

         Option Exchange. We believe it is unlikely that you will be subject to tax as a result of the exchange of an old option for the right to receive a new option, although this result is not completely certain.

         Grant of New Option. You will not be subject to tax when the new option is granted to you.

         Exercise of New Option. Due to legal restrictions in China, you will only be able to exercise your options through the cashless sell-all method of exercise, whereby options are exercised without any cash and all of your shares are sold immediately following exercise. You will receive the proceeds of the sale, minus the exercise price, broker's fees and any withholding taxes. You will not be permitted to hold shares. When you exercise the new option, you will be subject to income tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price. The spread will be treated as additional salary or wages from your employer.

         Sale of Shares. You are not entitled to retain shares pursuant to the exercise of the new option. All shares subject to acquisition will be sold immediately. You will receive the net proceeds as described above.

         Withholding and Reporting. We expect that you will fully comply with your tax and other obligations in connection with the receipt of benefits under the plans, including paying individual income tax. You also understand that we will likely be required to make deductions from the amounts payable to you under the plan(s) as a withholding agent under individual income tax and social insurance legislation.

         United Kingdom.
         ---------------

         Option Exchange. We do not believe that you will be subject to tax as a result of the exchange of an old option for the right to receive a new option. However, you may be subject to employees' National Insurance Contributions, or NICs, on the spread at exercise, as discussed below.

         Grant of New Option. You will not be subject to tax when the new option is granted to you.

         Exercise of New Option. You will be subject to income tax when you exercise your new option on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price.

         In accordance with rules promulgated by the Inland Revenue, employers and employees are required to pay NICs based on the employee's earnings, including the "spread" between the fair market value on the date of exercise and the exercise price of options granted to employees after April 5, 1999. Any existing options granted prior to April 6, 1999 are not subject to NICs. If you tender such options for cancellation, the new options granted to you will be subject to NICs. You will be liable to pay employees' NICs in relation to the spread upon exercise of your new option if your earnings do not already exceed the maximum limit for employees' NICs purposes (the maximum limit is (pound)585 per week for the U.K. tax year of April 6, 2002 to April 5, 2003). Although employees' NICs are currently capped, this may not be the case on the date you exercise your new option. For example, beginning April 6, 2003, employees will be subject to an uncapped 1% additional NIC charge. You may wish to take these factors into consideration when deciding whether to tender existing options.

         Sale of Shares. When you sell your shares, you may be subject to capital gains tax on the difference between the fair market value of the shares on the date of exercise and the sale price. Please note that an annual exemption is available to set against total gains of (pound)7,700 for the tax year April 6, 2002 to April 5, 2003 and you may also be able to benefit from taper relief to reduce your chargeable gain. The rate of taper relief is dependent upon the number of years during which shares are held and whether you continue to be employed by your employer or a related company.

         Withholding and Reporting. Your employer will be responsible for income tax withholding under the Pay As You Earn system, or PAYE, in relation to the tax due on the spread realized on the exercise of your new option and for paying the income tax withheld to the U.K. Inland Revenue on your behalf. Your employer will also be responsible for withholding employees' NICs and for paying the amount withheld to the U.K. Inland Revenue on your behalf. You will be required to pay any income tax or NIC liability to your employer at the time of exercise. If you fail to pay your employer the income tax due on the spread within 30 days of the date of exercise of your option, you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the spread. This will give rise to a further income tax charge (the taxable benefit will be equal to the amount of income tax that your employer has paid on your behalf). You will be responsible for paying any taxes owed as a result of any difference between the actual tax liability and the amount withheld and any taxes owed as a result of the sale of the shares.

         Your employer is also required to report the details of the exchange of options, the new option grant and any future option exercise on its annual U.K. Inland Revenue tax return and on your annual benefits return.

         In addition to your employer's reporting obligations, you must report details of any liabilities arising from the exercise of your new option and from the sale or disposal of shares to the U.K. Inland Revenue on your personal U.K. Inland Revenue tax return.

         16. Extension of Offer; termination; amendment.

         We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 of this Offer has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders or making a public announcement thereof.

         We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date to terminate or amend the Offer and to postpone our acceptance and cancellation of any options tendered for exchange, regardless of whether any event listed in Section 7 of this Offer has occurred or is deemed by us to have occurred, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

         Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event listed in
Section 7 of this Offer has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer.

         Amendments to the Offer may be made at any time and from time to time by publicly announcing the amendment or otherwise communicating the amendment in writing to all eligible participants. In the case of an extension, the amendment must be issued no later than 6:00 a.m., Pacific Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any announcement made through the Offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by disseminating a press release through a national wire service.

         If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

         If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

         o we increase or decrease the amount of consideration offered for the options, or

         o we increase or decrease the number of options eligible to be tendered in the Offer.

         If the Offer is  scheduled to expire at any time earlier than the tenth
(10th) business day from, and including, the date that notice of any increase or decrease of the kind described above is first published, sent or given in the manner specified in this Section, we will extend the Offer so that the Offer is open at least ten (10) business days following the publication, sending or giving of notice.

         For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

17.      Fees and expenses.

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer.


18.      Additional information.

         This Offer is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to tender your options:

         1. PMC's annual report on Form 10-K for our fiscal year ended December 30, 2001, filed with the SEC on March 28, 2002.


         2. PMC's quarterly report on Form 10-Q for our fiscal quarter ended June 30, 2002, filed with the SEC on August 13, 2002.

         3. Any document that we filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer and before the expiration of this Offer. Information in these filings will be deemed to be incorporated by reference as of the date we make the filing.

         These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

          450 Fifth Street, N.W.                 500 West Madison Street
                 Room 1024                              Suite 1400
          Washington, D.C. 20549                 Chicago, Illinois 60661

         You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

         Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

         Our common stock is quoted on the Nasdaq National Market under the symbol "PMCS" and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

         Each person to whom a copy of this Offer is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us or telephoning the individuals listed in Section 4.

         As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer, you should rely on the statements made in the most recent document.

         The information contained in this Offer about PMC should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this Offer.

19.      Financial information.

         Please review our Annual Report on Form 10-K for the fiscal year ended December 30, 2001 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, both of which are being delivered to eligible persons with this Offer for important financial and other information about us. Also, see "Additional Information" in Section 18 of this Offer for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

20.      Miscellaneous.

         This Offer and our SEC reports referred to above include "forward-looking statements." When used in this Offer, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to PMC or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we file with the SEC discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited, to the risk factors set forth under the heading entitled "Factors that You Should Consider Before Investing in
PMC-Sierra" in PMC's quarterly report on Form 10-Q for the quarter ended June 30, 2002.

         We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, rule, regulation or policy, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

                                   SCHEDULE A

       INFORMATION CONCERNING THE DIRECTORS, EXECUTIVE OFFICERS AND OTHER
                      SENIOR OFFICERS OF PMC-SIERRA, INC.

         The executive officers, directors and certain other senior officers of PMC-Sierra, Inc. and their positions as of August 27, 2002 are set forth in the following table:

         Name                                 Position
_________________________   ____________________________________________________
Robert Bailey*              President, Chief Executive Officer and Chairman of
                             the Board
James Diller                Vice Chairman of the Board of Directors
Alexandre Balkanski         Director
Colin Beaumont              Director
Frank Marshall              Director
Lewis Wilks                 Director
Gregory Aasen*              Chief Operating Officer
John Sullivan*              Vice President, Finance and Chief Financial Officer
Haresh Patel*               Vice President, Worldwide Sales
Steffen Perna*              Vice President and General Manager
Thomas Riordan*             Vice President and General Manager
Tom Sun*                    Vice President and General Manager
Mark Stibitz                Vice President and General Manager
Kevin Huscroft              Chief Technology Officer

* Executive officer


         The address of each executive officer and director is: c/o PMC-Sierra, Inc., 3975 Freedom Circle, Santa Clara, California 95054.

                                   SCHEDULE B

         The following table sets forth certain information regarding ownership of eligible options as of August 26, 2002 by (i) each of our directors and (ii) our executive officers.


   Directors and                   Total Eligible     % of Eligible Options
 Executive Officers                   Options            Outstanding
_____________________________________________________________________________
Robert Bailey                       1,630,000               8.2

James Diller                                0                 0

Alexandre Balkanski                         0                 0

Colin Beaumont                              0                 0

Frank Marshall                              0                 0

Lewis Wilks                                 0                 0

Gregory Aasen                         825,000               4.2

Haresh Patel                          500,000               2.5

Steffan Perna                         600,000               3.0

Thomas Riordan                        375,000               1.9

Other Executive Officers              449,000               2.3